EXHIBIT F

                        (Letterhead of Steven Carr, Esq.)



                                 August 27, 2003



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

     Re:  Progress Energy, Inc. (File No. 70-10035)

Ladies and Gentlemen:

          I am Associate General Counsel of Progress Energy Service Company, LLC, a service company subsidiary of Progress Energy, Inc. ("Progress Energy"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). I am furnishing this opinion in connection with the application/declaration, as amended, on Form U-1 filed by Progress Energy in the above-referenced proceeding (the "Application"). In the Application, Progress Energy is requesting Commission authorization for the acquisition of 50% of the issued and outstanding shares of common stock of Eastern North Carolina Natural Gas Corporation ("Eastern NCNG"), a gas utility company, in order to facilitate the sale of its interest in Eastern NCNG to Piedmont Natural Gas Company ("Piedmont"). Progress Energy's sale of its interest in Eastern NCNG to Piedmont is the subject of an application/declaration in File No. 70-10115.

          In connection with this opinion, I have examined the Application, the articles of incorporation of Eastern NCNG, relevant applications to the North Carolina Utilities Commission and the orders of said commission, and such other exhibits, documents, agreements, instruments and/or other materials as I consider necessary or advisable in order to render the opinions set forth below.

          I am a member of the Bar of the State of North Carolina and do not purport to be an expert on the laws of any other jurisdiction. The opinions set forth herein are limited solely to matters governed by the laws of the State of North Carolina.

          Based upon and subject to the foregoing, and assuming that the proposed transaction is carried out in accordance with (a) the Application and the Commission's order(s) to be issued with respect thereto and (b) all other requisite approvals and authorizations, corporate or otherwise, I am of the opinion that:

          (a) all state laws applicable to the proposed transaction will have been complied with;


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          (b)  (i) Eastern NCNG is validly organized and duly existing under the laws of North Carolina; and (ii) the common stock of Eastern NCNG has been validly issued and is fully paid and nonassessable, and Progress Energy, as the holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the articles of incorporation Eastern NCNG;

          (c) Progress Energy will have legally acquired the common stock of Eastern NCNG;

          (d) The consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Progress Energy or any associate company thereof.

          I hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.


                                        Very truly yours,

                                        /s/ Steven Carr
                                            -----------
                                            Associate General Counsel
                                            Progress Energy Service Company, LLC


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